Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Oklahoma Gas and Electric Company for the registration of debt securities and to the incorporation by reference therein of our reports dated February 20, 2024, with respect to the financial statements and financial statement schedule of Oklahoma Gas and Electric Company, and the effectiveness of internal control over financial reporting of Oklahoma Gas and Electric Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

May 2, 2024